Exhibit 10.2

May 7, 2025

Adolfo Villagomez
[***]

Dear Adolfo:

This letter agreement (the “Agreement”) confirms the offer extended to you by 1-800-FLOWERS.COM, Inc., a Delaware corporation (the “Company”) to serve as Chief Executive Officer (“CEO”) of the Company, reporting to the Executive Chairman and the Board of Directors of the Company (the “Board”). The commencement date of your employment will be May 7, 2025 (the “Start Date”).

The terms of your employment will be:

1.       Employment and Board Service. Subject to earlier termination as provided for in Section 7 hereof, the Company hereby employs you, and you hereby accept employment with the Company initially as an Executive on May 7, 2025 (the “Start Date”) and subsequently as its CEO commencing on May 12, 2025. Also, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed, if applicable), the Board and/or Nominating and Corporate Governance Committee of the Board will consider appointing or nominating you to the Board at the next Annual Meeting of Stockholders of the Company to be held in December of 2025. If your employment with the Company terminates for any reason, you agree, if appointed or elected to the Board, to promptly resign from the Board and any committee thereof, unless otherwise requested by the Board. In no event will a failure to reappoint or re-elect you to the Board constitute “Good Reason” for purposes of this Agreement. As CEO of the Company, you will work on a full-time basis and diligently, competently, and faithfully perform all of the duties and functions customarily associated with or assigned to you by the Board commensurate with the position of CEO of the Company. Your employment relationship with the Company will also be governed by the general employment policies and practices of the Company, which are not contractual in nature and are subject to change by the Company, except that when the terms of this Agreement differ from or are in conflict with such policies and practices, this Agreement will control. Notwithstanding the foregoing, you will be permitted to manage personal investments, and participate in charitable, educational, and professional activities; provided that, such activities do not materially interfere with the performance of your duties to the Company. For the avoidance of doubt, you will be permitted to continue your service on the board of directors of the following companies: Kohl’s Corporation, Triple Lift, Inc. and OSR Topco LLC.

2.       Compensation. During the term of your employment, subject to your performance in accordance with this Agreement, you will be entitled to the following:

a.        Base Salary. You will be entitled to an annual base salary equal to One Million Dollars and 00/100 ($1,000,000.00)(“Base Salary”), payable in equal bi-weekly installments by the Company, subject to annual review in the discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

b        Annual Bonus Compensation. For each fiscal year completed during the term hereof beginning with the fiscal year commencing June 30, 2025, you will be entitled to receive an annual bonus (the “Annual Bonus”) on the following terms and conditions. The Annual Bonus will be determined under, and subject to, the terms of the Company’s Sharing Success Plan or any successor annual bonus plan or program for its executives generally, as in effect from time to time, as approved by the Compensation Committee and the Board (the “Bonus Plan”). Your target Annual Bonus (“Target Bonus”) will be equal to one hundred percent (100%) of the Base Salary. Any bonus due to you hereunder will be paid in the time and manner set forth in the Bonus Plan, including, among other things, the requirement that to be eligible you remain continuously employed with the Company through the payment date, except as otherwise provided in Section 8 below. Your maximum Annual Bonus for any particular fiscal year will be two hundred percent (200%) of the Target Bonus. Any bonus payable under this Section 2(b) shall be paid to you after the end of the fiscal year for which it is earned, but no later than the fifteenth day of the third month of the fiscal year following the fiscal year for which the bonus is earned.

c.        Equity-Based Compensation.

i.         Sign-On Equity Award. Effective as of the third business day after the Company’s earnings release on May 8, 2025, the Company will award you a long-term incentive award under its 2003 Long Term Incentive and Share Award Plan, as amended (or successor plan, the “Incentive Plan”) and the award agreements thereunder having a fair market value at the time of grant of Three Million and 00/100 Dollars ($3,000,000.00). Such equity grant shall vest ratably over four (4) years from the Start Date and fifty percent (50%) of such equity grant shall consist of Restricted Shares (as defined in the Incentive Plan) of the Company and fifty percent (50%) of such equity grant shall consist of non-qualified options to acquire Shares (as defined in the Incentive Plan) (the “Options”). The Options shall have a per share exercise price equal to the closing price per share on the third business day after the Company’s earnings release on May 8, 2025. The Restricted Shares shall be granted in accordance with the form of Restricted Share Agreement attached hereto as Exhibit A. The Options shall be granted in accordance with the form of Non-Statutory Stock Option Agreement attached hereto as Exhibit B.

ii.        Annual Equity Compensation. With respect to each fiscal year during the term of this Agreement, beginning with the fiscal year commencing on or about June 30, 2026, subject to your continuous employment through the date of grant, at or about the time that the Company makes annual grants generally to its senior officers, the Company will award you a long-term incentive award under its Incentive Plan) and the award agreements thereunder having a target fair market value at the time of grant of Three Million and 00/100 Dollars ($3,000,000.00) in accordance with applicable guidelines established by the Board or the Compensation Committee from time to time, in the sole discretion of, and in a form and amount determined by, the Board or the Compensation Committee. Such annual equity grants shall vest ratably over five (5) years, except as otherwise determined by the Board or the Compensation Committee.

iii.       Other Requirements. All equity awards will be subject to the receipt of any required stockholder, Board or Compensation Committee approvals, the terms of the Plan as then in effect and the award agreement evidencing such award, and the attainment of any applicable performance goals.

3.       Paid Time Off. During your employment, you will be entitled to unlimited personal time off (“PTO”) per annum pursuant to the Company’s PTO policy, to be taken at such times and intervals as will be determined by you, subject to the reasonable business needs of the Company. Vacation will otherwise be governed by the policies of the Company, as in effect from time to time. Unless required by applicable law which cannot be waived, vacation time granted but not used in any year will be forfeited at the end of such one-year period and may not be carried over to any subsequent year.

4.        Fringe Benefits. In addition to any other rights you may have hereunder, you will also be entitled to participate in those employee benefit plans, programs and arrangements as may be provided by the Company generally to current executive employees of the Company (other than the current Chairman and CEO), in each case as such plans, programs and arrangements may be in effect from time to time, all subject to the terms of such plans, programs or arrangements and applicable policies of the Company.

5.       Indemnification and Insurance. You will be entitled to coverage under any directors and officers liability insurance policies maintained from time to time by the Company for the benefit of its directors and officers. If you are made a party, or are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that you are or were an officer or employee of the Company or are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as a director, officer, member, employee or agent, you shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and its organizational documents, including for negligence (but not for gross negligence) by you, against all cost, expense, liability and loss reasonably incurred or suffered by you in connection therewith, and such indemnification shall continue even if you have ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of your heirs, executors and administrators. The Company shall advance you all such reasonable costs and expenses incurred by you in connection with any such Proceeding within fifteen (15) days after receiving written notice requesting such an advance, subject to and conditioned on your having provided to the Company a written undertaking, in a form reasonably acceptable to the Company, to repay the amount advanced if it is ultimately determined that you are not entitled to indemnification against such costs and expenses. The provisions of this Section 5 will not be deemed exclusive of any other rights that you may have to seek indemnification.

6.        Expenses.

a.        General. Subject to compliance with the Company’s policies, as in effect from time to time, you may incur and be reimbursed by the Company for reasonable expenses on behalf of, and in performing your duties hereunder to, the Company. If any reimbursements under this provision are taxable to you, such reimbursements will be paid on or before the end of the calendar year following the calendar year in which the reimbursable expense was incurred, and the Company will not be obligated to pay any such reimbursement amount for which you fail to submit an invoice or other documented reimbursement request at least thirty (30) business days after the end of the calendar year in which the expense was incurred.

b.        Relocation. The Company agrees to reimburse you for eligible and documented expenses incurred before August 31, 2027 and associated with your relocation from Atlanta, Georgia to New York in connection with your employment. You must be employed by the Company at the time the expense is incurred. For purposes of this Section 6.b., eligible relocation assistance expenses (“Relocation Assistance”) are:

i.         Reasonable costs related to shipping of your household goods and your family from Atlanta, Georgia to New York, New York or similar location within commuting distance of the Company’s headquarters in Jericho, New York in an amount not to exceed $150,000.

ii.        Reasonable expenses related to travel to and from the Company’s offices in Jericho, New York, including domestic air travel, ground transportation and any other reasonable travel expenses and temporary living expenses in or near Jericho, New York from May 5, 2025 up until August 31, 2027 in an amount not to exceed $3,100 per month, which expenses shall be reimbursed on a bi-weekly basis.

The Relocation Assistance set forth in Section 6.b.i. (the “Shipping Costs”) will be paid to you within fifteen (15) days of submitting proper documentation; provided, however, that you acknowledge that if you voluntarily resign your employment with the Company other than for Good Reason (as provided in Section 7(f) below) or you are terminated for Good Cause (as provided in Section 7(c) below) before August 31, 2027, you agree to re-pay to the Company a pro rata portion of the Shipping Costs within fifteen (15) business days after the termination of your employment. Notwithstanding any of the foregoing, no Shipping Costs will be reimbursed later than the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the expense is incurred. In addition, if the Company terminates your employment for Good Cause or you voluntarily resign your employment for other than Good Reason as provided in Section 7(c) or 7(f) below, you will not be entitled to any reimbursement for Shipping Costs that was not paid to you on or prior to your date of termination.

7.        At Will Employment; Termination. The Company is an “at will” employer and as such, employment with the Company is not for a fixed term or definite period and may be terminated at the will of either party, with or without Good Cause. Your employment with the Company may be terminated as described in this Section 7:

a.        Your employment hereunder will immediately terminate upon your death;

b.        The Company will have the right to terminate your employment by written notice, in the event of your Disability. For purposes of this Agreement, the term “Disability” will mean your inability, arising out of any medically determinable physical or mental impairment, to perform the services required of you hereunder for a period of (i) ninety (90) consecutive days, or (ii) one hundred and twenty (120) total days during any period of three hundred and sixty-five (365) consecutive calendar days, as reasonably determined by the Board based on the opinion of a qualified physician selected with your consent (which shall not be unreasonably withheld).

c.        The Company will have the right to terminate your employment by written notice for Good Cause. For purposes of this Agreement, “Good Cause” will be defined as:

i.         your continued failure to perform, or gross negligence in the performance of, your duties and responsibilities to the Company or its Affiliates (other than any such failure from incapacity due to physical or mental illness);

ii.        your indictment or conviction of or plea of guilty or nolo contendere to (A) a felony or (B) a crime involving moral turpitude;

iii.       your commission of fraud or illegal misconduct or gross misconduct;

iv.       your material breach of any fiduciary duty owed to the Company or any of its Affiliates;

v.        your material misconduct that has or could reasonably be expected to have a material detrimental effect on the Company’s or any of its Affiliates’ reputation or business;

vi.       any material violation by you of any current or future published policy of the Company or its Affiliates; or

vii.      any material violation by you of any covenant or restriction contained in this Agreement or any other agreement entered into with the Company or any of its Affiliates.

Notwithstanding the foregoing, your employment will not be terminated for Good Cause pursuant to paragraphs (i), (iv) or (vi) unless you are first given written notice from the Company specifying in reasonable detail the conduct alleged to violate such paragraph, and you have failed to cure such conduct, to the extent curable, within fifteen (15) days after receipt of such notice. Whenever used in this Agreement, the term “Affiliate” will mean, with respect to any entity, all persons or entities directly or indirectly controlling, controlled by, or under common control with, 1-800-FLOWERS.COM, Inc., where control may be by management authority, contract or equity interest.

d.        You will have the right to terminate your employment for Good Reason (i) by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than thirty (30) days following the date on which you first become aware of the occurrence of that condition; provided, however, that to claim that an event, taken together with another event or events, constitutes Good Reason hereunder, you must have given notice to a member of the Board of such event within a reasonable period, but not more than thirty (30) days, after you first became aware of its occurrence; (ii) by providing the Company a period of thirty (30) days to remedy the condition; and (iii) by terminating your employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to substantially remedy the condition. For purposes of this Agreement, the term “Good Reason” will mean the occurrence of any of the following events:

i.         the assignment to you of any material job duties inconsistent in any respect with your position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as in effect on the date hereof, or any action by the Company that results in any material diminution in such position, authority, duties or responsibilities; provided, however, that the following will not constitute Good Reason: (A) to the extent you are appointed to the Board, your ceasing to be a member of the Board as a result of a merger of the Company into an Affiliate or any other similar transaction, so long as you remain on the board of directors of the surviving entity, or (B) any sale, or transfer of equity or assets of the Company or an Affiliate so long as you remain CEO of the Company (or any successor to the Company) following such transaction; provided that, a sale or other transfer, in one or a series of related transactions, of a majority of the assets of the Company other than to an entity controlled by the Company or its Affiliates will constitute Good Reason, but only if the conditions set forth above in this subsection (i) are also satisfied;

ii.        a reduction by the Company in your base salary as in effect from time to time, unless the same percentage reduction is made in salary of other senior management employees (but in no event greater than a ten percent (10%) reduction), or a reduction in your Target Bonus or maximum Annual Bonus expressed as a percentage of your base salary, unless the same percentage reduction is made for other senior management employees (but in no event greater than a ten percent (10%) reduction);

iii.       the Company requires you to be based at or primarily work from any location more than forty (40) miles from the Company’s current executive office location in Jericho, New York or its offices in Manhattan, New York; or

iv.       a material breach by the Company or any Affiliate of its obligations under this Agreement or any other material agreement with you.

e.        The Company will have the right to terminate your employment hereunder without Good Cause by written notice to you.

f.        You will have the right to voluntarily resign your employment hereunder for other than Good Reason, upon sixty (60) days’ prior written notice to the Company, provided, however, that the Company may accelerate the effective date of the termination. Notwithstanding the foregoing, a voluntary termination of employment by you after the occurrence of an event that would constitute Cause will not constitute a voluntary resignation.

8.        Payments Upon Termination; Severance.

a.        General. Except as otherwise provided in Section 8(b) below, in the event of termination of employment pursuant to Section 7 above:

i.         You or your estate, as appropriate, will be entitled to receive (A) the base salary provided for herein up to and including the effective date of termination, prorated on a daily basis, (B) any vested benefits in retirement or deferred compensation plans maintained by the Company or other amounts accrued and payable under any employee benefit plan, each pursuant to Section 4 above, and (C) reimbursement for any business expenses and, other than in the event of termination of employment pursuant to Section 7(e) or Section 7(f) above, Shipping Costs incurred by you pursuant to Section 6 above, but unreimbursed on the date of termination; provided that, such expenses and required substantiation and documentation are submitted under Company policy (all of the foregoing, payable subject to the timing limitations described herein, “Final Compensation”).

ii.        All equity awards previously granted to you that are still outstanding will be forfeited, except to the extent otherwise provided in the Plan and applicable award agreement(s).

b.        Severance. The following benefits are conditioned on (i) you or your beneficiary signing and returning to the Company within forty-five (45) days of your date of termination (without revoking) a timely and effective general release of claims in substantially the form then used by the Company for senior executives, which release shall not require you to indemnify the Company (except for losses arising from your breach of the release), release your rights to severance, your rights to indemnification against third party claims, or your rights as a shareholder of the Company, and shall not impose any restrictive covenants upon your activities following employment in addition to those by which you are already bound pursuant to this Agreement or any other agreements with the Company (the “Release”), and (ii) you not engaging in a material violation of the terms and covenants of this Agreement:

i.         In the event of termination of employment pursuant to Section 7(d) or 7(e) above, you will be entitled to receive as full and complete severance compensation (A) any Annual Bonus earned for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination (the “Unpaid Bonus”), and (B) an amount (the “Severance Amount”) equal to the sum of eighteen (18) months of the base salary at the rate in effect on the date of termination plus eighteen (18) months of premium costs for COBRA continuation coverage for group medical and dental coverage based on your enrollment election at the time of the termination of your employment with the Company, payable in installments in accordance with the regular payroll practices of the Company, except that any amount otherwise payable prior to the 60th day following the date of termination will instead be payable on such 60th day. You acknowledge and agree that in the event of termination of employment pursuant to Section 7(d) or 7(e) above, the payments provided in this Section 8(b) and the Final Compensation provided in Section 8(a) will be the only obligation that the Company or any of its Affiliates will have to you, except to the extent otherwise provided in the Incentive Plan and applicable award agreement(s).

ii.        In the event of termination of employment pursuant to Section 7(a) or 7(b) above, you or your estate, as appropriate, will be entitled to receive the Unpaid Bonus. You or your estate, as appropriate, acknowledge and agree that in the event of termination of employment pursuant to Section 7(a) or 7(b), the payments provided in this Section 8(b)(ii) and the Final Compensation provided in Section 8(a) will be the only obligation that the Company or any of its Affiliates will have to you, except to the extent otherwise provided in the Incentive Plan and applicable award agreement(s).

All benefits under this Section 8 will be subject to applicable taxes and withholding requirements under applicable law.

9.        Restrictive Covenants.

a.        Noncompetition/Nonsolicitation. In the event of the termination of your employment pursuant to Sections 7(b) through (f), during the eighteen (18) month period commencing on the date of termination, you shall not, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be employed, consult to or engaged by or otherwise affiliated or associated with, whether as a sole proprietor, shareholder (except as a holder of not more than five percent (5%) of any class of the outstanding shares of a publicly held corporation), owner, partner, joint venturer, employee, agent, manager, salesman, consultant, advisor, independent contractor, officer, director, promoter or otherwise, whether or not for compensation, with respect to any corporation, partnership, proprietorship, firm, association or other business entity that is engaged primarily in a Competitive Business.  For purposes of this Agreement, a “Competitive Business” is defined as any business that competes with any of the businesses of the Company and its Affiliates as of the date of termination.  Notwithstanding the foregoing, it will not be deemed a violation of this Section 9.a. for you to be employed, consult to or be engaged by a division of an organization if the division in which you perform services does not engage in a Competitive Business, but where another division of the organization does engage in a Competitive Business; provided that, the Competitive Business is not the primary business of the organization as a whole. In addition, you shall not, during the eighteen (18) month period following termination of your employment pursuant to Sections 7(b) through (f) above, engage in any of the following, directly or indirectly, without the prior written consent of the Company:

i.         Influence or attempt to influence any person to either (i) terminate his/her employment with the Company or its Affiliates, (ii) solicit for employment, directly or indirectly, any person employed by the Company or its Affiliates as an employee (other than a publicly posted general solicitation that is not targeted to employees of the Company or its Affiliates), or (iii) employ, or otherwise retain the services of, directly or indirectly, any person employed by the Company or its Affiliates as an employee;

ii.        Influence or attempt to influence a supplier or customer, including, without limitation, any individual or corporate customer of the Company or its Affiliates or any other person or entity with whom the Company or its Affiliates shall have dealt, to terminate or adversely modify any written agreement or course of dealing that you are aware of with the Company or its Affiliates; or

iii.       Influence or attempt to influence a supplier or corporate customer of the Company or its Affiliates for the purpose of offering or selling any products or services that are identical, substantially similar or comparable to the services or products offered by the Company or its Affiliates.

b.        Confidential Information. You recognize and acknowledge that, in connection with your employment with the Company, you will have access to valuable trade secrets and confidential information of the Company and its Affiliates, including, but not limited to, management reports, customer, supplier and mailing lists, business methods and processes, advertising, marketing, promotional, pricing and financial information and data relating to officers, employees, agents and consultants (collectively, “Confidential Information”) and that such Confidential Information is being made available to you only in connection with the furtherance of your employment with the Company and/or its Affiliates.  You agree that you will not at any time, directly or indirectly, use for any purpose, disclose or make available to any person any of such Confidential Information, except that disclosure of Confidential Information will be permitted: (i) to the Company and/or its Affiliates and the advisors of the Company and/or its Affiliates; (ii) if such Confidential Information has previously become available to the public through no fault of your own; (iii) if required by any court or governmental agency or body or is otherwise required by law; (iv) if, and only to the extent, necessary to establish or assert your rights hereunder; (v) if expressly consented to in writing by the Company; or (vi) if necessary to carry on the Company’s business in the ordinary course or to perform your duties hereunder.

c.        Protected Rights. You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the U.S. Securities and Exchange Commission, or any other federal, state, or local governmental regulatory or law enforcement agency (“Government Agencies”). You further understand that nothing in the Agreement limits your ability to communicate with any Government Agencies or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to or approval from the Company. You can provide confidential information to Government Agencies without risk of being held liable by the Company for liquidated damages or other financial penalties. The Agreement also does not limit your right to receive an award for information provided to any Government Agencies. Furthermore, notwithstanding any provision of the Agreement, pursuant to the Defense of Trade Secrets Act of 2016, (a) you will not be held criminally liable under any federal or state trade secret law for any disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding, and (b) if you file a lawsuit for retaliation for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in a court proceeding if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

10.      Assignability. This Agreement and the rights and duties created hereunder will not be assignable or delegable by you without the express prior written consent of the Company. The Company will have the right, without your consent, to assign this Agreement, including, but not limited to, the restrictive covenants set forth in Section 9 hereof, to any person, including, but not limited to, any Affiliate or successor of the Company, or any person with whom the Company shall hereafter effect a reorganization, consolidation or merger, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns. Any assignee or successor may enforce any restrictive covenant of this Agreement. Notwithstanding the foregoing, the assignment by the Company of this Agreement to any Affiliate, or any other person other than a successor to the Company’s business that assumes and agrees to be bound by this Agreement, shall not constitute a novation and shall not relieve the Company of its obligations hereunder.

11.      Code Section 409A Compliance; Taxes.

a.        To the extent applicable, this Agreement will be interpreted and applied consistent and in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent any expense reimbursements or in-kind benefits are subject to Code Section 409A, (i) the amount of expenses reimbursed or in-kind benefits provided in one year will not affect the amount eligible for reimbursement or provided in any subsequent year, (ii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) the Company will reimburse or provide any such eligible reimbursements or benefits by the end of the calendar year next following the calendar year in which the expense was incurred, subject to any earlier required deadline for payment otherwise applicable under this Agreement.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A.  If, under the terms of this Agreement, it is possible for a payment that is subject to Code Section 409A to be made in two separate taxable years, payment shall be made in the later taxable year.

b.        Notwithstanding any provision to the contrary in this Agreement, if you are deemed on the date of your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six-month period measured from the date of your “separation from service,” or (ii) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

c.        You will be responsible for the payment of all taxes applicable to payments or benefits received from the Company. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Code Section 409A; however, the Company will have no liability to you, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by you or any successor or beneficiary thereof.

12.      Parachute Payments. Notwithstanding anything to the contrary, if the Company determines that any payment or benefit (including payments or benefits pursuant to this Agreement) that you may receive in connection with a change in ownership or control described in Section 280G(b)(2) of the Code (“Potential Parachute Payments”), would otherwise constitute “parachute payments” within the meaning of such Section 280G(b)(2) (“Parachute Payments”), then such Potential Parachute Payments will be reduced to the minimum extent necessary such that no portion of the Potential Parachute Payments would be subject to the deduction disallowance under Section 280G(a) of the Code or imposition of excise tax under Section 4999 of the Code; provided, however, that such reduction will only apply to such Potential Parachute Payments if it would result, after taking into account all applicable federal, state and local taxes (including such excise tax), in a greater, net after-tax benefit to you than the payment of the Potential Parachute Payments without reduction as provided in this Section 12. Any reduction made in accordance with this Section 12 will be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code.

13.      Repayment of Awards; Forfeiture. The Compensation Committee hereby reserves the right to seek repayment or recovery of compensation, including shares of Common Stock subject to or issued under the Plan, per the Company’s Clawback Policy, as it may be amended from time to time, or any successor policy thereto. In addition, any award, including any shares of Common Stock subject to or issued under the Plan, is subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time, and is also subject to any applicable law or regulation or the standards of any stock exchange on which the Common Stock is then listed that provide for any such recovery, recoupment, clawback and/or forfeiture. The Compensation Committee may also specify in an award agreement that your rights, payments, and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions. Such events may include, without limitation, material breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to you, a termination of your employment for Good Cause, or other conduct by you that is detrimental to the business or reputation of the Company and/or its Affiliates.

14.      Miscellaneous.

a.        Under the Company’s executive stock ownership guidelines, by no later than the fifth (5th) anniversary of the Start Date, you will be required to own shares of Common Stock with an aggregate fair market value equal to a multiple of at least five (5) times your Base Salary. Unvested restricted stock and other outstanding awards under the Incentive Plan will be taken into account for purposes of calculating this required minimum holding. The amount and method of calculation of this holding requirement may be changed by the Board from time to time by modification of the Company’s stock ownership guidelines.

b.        The validity, interpretation, and performance of this Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of New York without giving effect to the principles of comity or conflicts of laws thereof.

c.        Any and all disputes, controversies  or claims arising out of or relating to this Agreement, or the enforcement or breach thereof, shall be settled by arbitration conducted in the County of Nassau, in the State of New York, and in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (“AAA”) and the Supplementary Procedures for Large, Complex Disputes; provided, however, that any dispute, controversy or claim with respect to Section 9 above may not be submitted to arbitration and shall only be submitted to a court in accordance with Section 14(d) below. The arbitral tribunal shall consist of three arbitrators.  You and the Company shall each select and appoint one arbitrator within thirty (30) days of initiation of the arbitration and those arbitrators shall jointly appoint a third arbitrator within thirty (30) days of their selection and appointment.  If the third arbitrator is not appointed as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules.  Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding.  You and the Company hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any tribunal.  You and the Company agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in court in accordance with the provisions of Section 14(d) hereof.

d.        Subject to Section 14(c) of this Agreement, you and the Company irrevocably and voluntarily submit to personal jurisdiction in the State of New York and in the Federal and state courts in such state located in the Eastern District of New York in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of such action or proceeding may be heard and determined in any such court.  You and the Company agree that any action or proceeding instituted by one party against the other party with respect to this Agreement will be instituted exclusively in the state courts located in, and in the United States District Court for the Eastern District of New York.  You and the Company irrevocably and unconditionally waive and agree not to plead, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue or the convenience of the forum of any action or proceeding with respect to this Agreement in any such courts.

e.        This Agreement constitutes the full commitments that have been extended to you and shall supersede any prior agreements whether oral or written. However, this does not constitute a contract of employment for any period of time. Should you have any questions regarding these commitments or your ability to conform to Company policies and procedures, please let the Company know immediately. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights hereunder.

f.        THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY. THE PARTIES INTEND THAT THIS WAIVER OF THE RIGHT TO A JURY TRIAL BE AS BROAD AS POSSIBLE. BY THEIR SIGNATURES BELOW, THE PARTIES PROMISE, WARRANT AND REPRESENT THAT THEY WILL NOT PLEAD FOR, REQUEST OR OTHERWISE SEEK TO HAVE A JURY TO RESOLVE ANY AND ALL DISPUTES THAT MAY ARISE BY, BETWEEN OR AMONG THEM.

g.        Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each other provision hereof shall be enforceable and valid to the fullest extent permitted by law.

h.        All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made three (3) business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or one business day after the date of delivery by Federal Express or other reputable overnight delivery service, addressed to the parties at their addresses set forth below or to such other addresses furnished by notice given in accordance with this Section 14(h): (a) if to the Company, to 1-800-FLOWERS.COM, INC., Two Jericho Plaza, Suite 200, Jericho, NY 11753, Attn: General Counsel, and (b) if to you, to the last address delivered to the Company by you in the manner set forth herein.

i.        All payments required to be made by the Company to you under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with applicable law and the Company's policies applicable to executive employees of the Company.

j.        This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and you, or in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall be effective only to the extent specifically set forth in such writing. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

k.        The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

l.        This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto. Electronic exchange of counterpart signatures shall be binding on the parties.

m.       By signing this Agreement, you indicate your acceptance of the Company’s offer. Please keep one original copy of this Agreement for your personal files.

This Agreement and your employment is subject to the approval of the Board and contingent upon satisfactory completion of a pre-hire screening, which require that you execute required documents for a background investigation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY

1-800-FLOWERS.COM, INC.

By:	/s/ James F. McCann
James F. McCann
Chairman and Chief Executive Officer

EXECUTIVE

/s/ Adolfo Villagomez
Adolfo Villagomez

EXHIBIT A

Form of Restricted Share Agreement

EXHIBIT B

Form of Non-Statutory Stock Option Agreement